Exhibit 4.3

Form of Nonqualified Stock Option INDUCEMENT AWARD Agreement

This Nonqualified Stock Option Inducement Award Agreement (“Award Agreement”) is made and effective as of January 8, 2019 (“Date of Grant”) between Akorn, Inc. (the “Company”) and Douglas S. Boothe (the “Participant”) pursuant and subject to the terms and conditions set forth below.

1.       Award of Nonqualified Stock Options. The Company shall and hereby does award to the Participant on the Date of Grant 405,938 nonqualified stock options (the “Nonqualified Stock Options”), subject to the terms and conditions of this Award Agreement. The Nonqualified Stock Options are being granted as an inducement grant, and not under any pre-existing equity incentive compensation program of the Company. Notwithstanding the preceding sentence, this Award Agreement shall be construed as if such Units had been granted under the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”), the terms of which are incorporated herein by reference (other than as to the Share limitations set forth in Section 4(a) of the Plan); provided that, except as expressly set forth herein, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of this Award Agreement shall prevail. Any capitalized term not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

2.       Vesting Schedule. Subject to the other terms of this Award Agreement, these Nonqualified Stock Options shall become vested and exercisable in installments on the applicable date for such installment as set forth below (each such date, a “Normal Vesting Date”), in each case subject to the Participant’s continued employment through the applicable Normal Vesting Date. For purposes of this Award Agreement, except as otherwise determined by the Committee, the Participant’s employment with the Company shall be deemed to continue so long as the Participant is employed by, or is otherwise providing services as a director, officer or consultant to, the Company or any of its Subsidiaries or Affiliates.

Vesting Date	Number of Shares

January 8, 2020	101,485

January 8, 2021	101,485

January 8, 2022	101,484

January 8, 2023	101,484

Subject to Section 6, any unvested Nonqualified Stock Options shall immediately and automatically terminate and be forfeited as of the date of the Participant’s termination of employment with the Company for any reason or as of the date of the Participant’s death or Disability, in each case prior to the applicable Normal Vesting Date set forth above. For purposes of this Award Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

3.       Exercise Price. The exercise price of the Nonqualified Stock Options is $3.94 per Share, which is not less than 100% of Fair Market Value of each share price on the Date of Grant.

4.       Payment of Exercise Price; Withholding.

(a)       No Shares shall be delivered pursuant to any exercise of a Nonqualified Stock Option until payment in full of the aggregate exercise price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with clause (c) of this Section 4) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld.

(b)       The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from the Nonqualified Stock Options, the amount of any applicable withholding taxes in respect of the Nonqualified Stock Option and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(c)       Such payments described in clause (a) and clause (b) of this Section 4 may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Nonqualified Stock Option and to deliver cash promptly to the Company, (3) by having the Company withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Nonqualified Stock Option; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with this Section 4(c)) as of the date of such tender, is at least equal to such aggregate exercise price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

5.       Term of Award.

(a)       Subject to Section 6, in the event the Participant’s employment is terminated for any reason other than due to the Participant’s death, Disability or by the Company for Cause, the Participant may exercise his or her previously vested Nonqualified Stock Options hereunder within three (3) months following the Participant’s termination.

(b)       In the event the Participant’s employment is terminated due to the Participant’s death or Disability, the Participant (or in the event of death, the authorized representative of the Participant) may exercise his or her vested Nonqualified Stock Options hereunder within twelve (12) months following the Participant’s death or Disability.

(c)       In the event the Participant’s employment is terminated by the Company for Cause (as defined below), all of the Participant’s vested and unvested Nonqualified Stock Options hereunder shall be forfeited as of such date of termination and shall not be exercisable.

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(d)       Notwithstanding anything in this Award Agreement to the contrary, in no event may the Nonqualified Stock Options hereunder or any part thereof be exercised after the expiration of ten (10) years from the Date of Grant.

6.       Change of Control.

(a)       In the event of a Change of Control, unless provision is made in connection with the Change of Control for (1) assumption of the Nonqualified Stock Options or (2) substitution for the Nonqualified Stock Options of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the exercise price of, and number and kinds of shares underlying, the Nonqualified Stock Options, all unvested Nonqualified Stock Options shall automatically vest and become exercisable as of immediately prior to such Change of Control.

(b)       In the event the Nonqualified Stock Options are assumed or substituted by the successor company or its Affiliate in connection with a Change of Control, if the Participant’s employment is terminated without Cause or by the Participant for Good Reason (a “Qualifying Termination”) following the Change of Control, all unvested Nonqualified Stock Options shall automatically vest and become exercisable immediately prior to such termination. Notwithstanding Section 2, in the event a Qualifying Termination occurs prior to a Change of Control at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control, the Nonqualified Stock Options shall cease vesting pursuant to their normal vesting schedule on the date of the Qualifying Termination but shall not lapse or be forfeited on such date. Instead, the Nonqualified Stock Options shall remain outstanding during the 90-day period immediately following the date of such Qualifying Termination, and in the event a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) subsequently occurs during such 90-day period, the Nonqualified Stock Options shall become vested on the date of such Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) as if the Qualifying Termination occurred immediately following, and on the same day as, the Change of Control. In the event a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) does not subsequently occur during such 90-day period, the unvested Nonqualified Options shall immediately and automatically terminate and be forfeited as of the end of such 90-day period and any vested Nonqualified Stock Options shall otherwise be treated in accordance with the terms of Section 5.

(c)       For purposes of this Award Agreement:

(i)       “Cause” means the Participant’s (1) personal dishonesty, (2) misconduct, (3) breach of fiduciary duty, (4) incompetence, (5) intentional failure to perform stated obligations, (6) willful violation of any law, rule, regulation or final cease and desist order, or (7) any material breach of any provision of the Plan, this Award Agreement, or any employment agreement; and

(ii)       “Good Reason” means, without the Participant’s prior written consent, (i) the Company’s requiring the Participant to be based at a location outside a 50-mile radius from the Participant’s job location or residence, except for travel that is reasonably necessary in connection with the Company’s business or (ii) within the 90-day period prior to or the 12-month period immediately following the Change of Control, the occurrence of one or more of the following:

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(1)       a change in the Participant’s employment status or responsibilities with the Company which represents a material and adverse change from the Participant’s status or responsibilities, or the assignment to the Participant of any employment duties or responsibilities which are materially inconsistent with the Participant’s employment status or responsibilities, or any action by the Company that results in a material diminution in the Participant’s position, authority, duties or responsibilities (in either case without sole regard to any change in title or the Company’s status as a public or private entity);

(2)       a reduction in the Participant’s base salary for employment with the Company to a level below that in effect at any time previously (except to the extent such reduction is not due to a Change of Control and is part of a comprehensive reduction in salary applicable to employees of the Company generally, so long as such reduction applicable to the Participant is comparable to the reduction applied to other employees of the Company at the same career level); or

(3)       the failure of the Company to obtain an agreement, satisfactory to the Participant, from any successor company or assigns to assume or substitute and agree to maintain this Award Agreement;

provided, however, that the Participant shall be treated as having terminated for Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her employment not later than 30 days following the end of such cure period.

7.       Participant Acknowledgments. By executing this Award Agreement, the Participant acknowledges and agrees as follows:

(a)       The Participant understands that upon exercise of the Nonqualified Stock Options hereunder he or she may be subject to alternative minimum tax as a result of such exercise.

(b)       The Company is not providing the Participant with advice, warranties or representations regarding any of the legal or tax effects to the Participant with respect to this Award Agreement.

(c)       The Participant acknowledges that he or she is (1) familiar with the terms of the grant made to him or her under this Award Agreement and the Plan, (2) has been encouraged by the Company to discuss the grant and the Plan with his or her own legal and tax advisers, and (3) agrees to be bound by the terms of the grant (and the Plan provisions incorporated herein).

8.       Notice of Exercise. The Nonqualified Stock Options hereunder may be exercised, to the extent specified above, through the online portal of the Company’s designated vendor.

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9.       Rights as Stockholder. None of the Participant or holder or beneficiary of the Nonqualified Stock Options shall have any rights as a stockholder with respect to any Shares deliverable under this Award Agreement until he or she has become the holder of such Shares, at which point the Participant shall have all the rights of a stockholder of the Company, including with respect to voting such Shares and receipt of dividends and distributions on such Shares. In no event shall the Participant be entitled to receive dividends or dividend equivalents with respect to any Shares issuable under this Award Agreement prior to the exercise and settlement of the Nonqualified Stock Options. In no event shall the Participant be entitled to receive dividends or dividend equivalents with respect to any Shares deliverable under this Award Agreement with respect to the 90-day period described in Section 6(b).

10.       Transferability; Successors and Assigns. During the Participant’s lifetime, prior to exercise and issuance of Shares, no Nonqualified Stock Option (or any rights and obligations related thereto) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that, (a) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (b) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability. Notwithstanding the foregoing, in no event shall the Nonqualified Stock Options be transferred to a third party for value unless such transfer is specifically approved by the Committee. All terms and conditions of the Award Agreement (and the Plan provisions incorporated herein) shall be binding upon any permitted successors and assigns.

11.       State Securities Laws. Notwithstanding the other provisions of this Award Agreement, in the event the Participant is or becomes a resident of any state other than the State of Illinois, the Company may, in its reasonable discretion, determine that the registration or qualification of the Shares covered by this Award Agreement is necessary or desirable as a condition of or in connection with the exercise of the Nonqualified Stock Options hereunder. If the Company makes such a determination, the Nonqualified Stock Options may not be exercised in whole or in part unless and until such registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company in its reasonable discretion. The Company shall use good faith reasonable efforts to obtain or effect such registration or qualification, but is not required to obtain or effect such registration or qualification. Further, the Company shall in no case be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

12.       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the second business day following the date mailed by United States Mail, postage prepaid, to the parties or their assignees at the following addresses, or at such other address as shall be given in writing by either party to the other:

Company:	Human Resources Department
cc: Legal Department Akorn, Inc.
1925 West Field Court Suite #300
Lake Forest, Illinois 60045

Participant:	Douglas S. Boothe

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13.       Choice of Law and Venue. The Plan and this Award Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof. Any legal proceeding arising out of this Award Agreement shall be brought only in a state or Federal court of competent jurisdiction located in Chicago, Illinois.

14.       Amendment. Except as otherwise set forth in the Plan, this Award Agreement may be amended or modified only by the written agreement of the parties hereto.

15.       Entire Agreement. The Plan and this Award Agreement and the other documents delivered hereunder (if any) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms of the Plan and this Award Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

16.       Attorneys’ Fees. If any legal action is necessary to enforce the terms of this Award Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys’ fees and costs.

17.       Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, or would disqualify this Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Agreement, such provision shall be construed or deemed stricken as to such jurisdiction or Person and the remainder of this Award Agreement shall remain in full force and effect.

18.       Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Signatures by facsimile and other electronic means shall be valid and enforceable.

19.       Additional Conditions to Issuance of Shares. The vesting and exercise of the Nonqualified Stock Options and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of Federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued pursuant to this Award Agreement unless and until any then applicable requirements of Federal or state laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance. If at any time the Company shall determine, in its sole discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state or Federal law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate) hereunder, such issuance shall not occur unless and until such listing, registration, qualification, rule compliance, consent or approval shall have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the issuance of any Shares will violate U.S. Federal securities laws or any other applicable securities or exchange control laws, the Company shall defer issuance until the earliest date on which the Company reasonably concludes, in its sole discretion, that the issuance of such Shares will no longer cause such violation. The Company shall make all reasonable efforts to meet the requirements of any such Federal or state law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

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20.       Clawback Policy. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, outstanding Nonqualified Stock Options may be cancelled, and the Company may require the Participant to return Shares (or the Fair Market Value of such Shares as of the date on which such Shares were delivered to the Participant) and any other amount required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or the Company’s Clawback Policy or any other applicable policy of the Company or its Subsidiaries, including as may be adopted following the date hereof.

21.       Section 409A.

(a)       It is intended that the Nonqualified Stock Options granted pursuant to this Award Agreement comply with, or are exempt from, Section 409A of the Code, and all provisions of the Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)       Notwithstanding any provision of the Plan or this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

ACCEPTANCE AND ACKNOWLEDGMENT

I, Douglas S. Boothe a resident of the State of New Jersey, accept this Award of Nonqualified Stock Options described in this Award Agreement, and acknowledge receipt of a copy of the Plan and this Award Agreement. I further acknowledge that I have read the Plan and Award Agreement carefully, I fully understand their contents, and I agree to be bound by the same.

Douglas S. Boothe	Date

Gregory P. Lawless, CHRO	Date

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